Exhibit 2.12

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

relating to the sale of shares in

BGS Smartcard Systems Aktiengesellschaft

between

ARDES Netherlands B.V.
Laan van Kronenburg 8,
NL-1183, AS Amstelveen,
The Netherlands
(“ARDES”)

and

each of the other Sellers
specified herein (together with ARDES the “Sellers”)

and

Net1 UEPS Technologies, Inc.
4th Floor, President Place
Cnr. Jan Smuts Ave & Bolton Rd
Rosebank, Johannesburg
Parklands 2121
Republic of South Africa
(“Net1” or the “Purchaser”)

on the other hand

EXECUTION VERSION

ECUTION VERSION

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LIST OF SCHEDULES

Schedule 1.1.AP	Accounting Principles
Schedule 1.1.EA	Form of Escrow Agreement
Schedule 1.1.IN	Instruction Notice
Schedule 1.1.LS	Sellers
Schedule 1.1.SAAL	Form of Shareholders’ Agreement Accession Letter
Schedule 5.2.3	List of Subsidiaries
Schedule 5.2.7	List of Employees and Collective Plant Agreements
Schedule 9.(iv)	Divestments and Resolutions

EXECUTION VERSION

1.	Definitions/Interpretation

1.1	Definitions

In this Agreement the following terms shall have the meanings hereinafter set opposite of each such term:

2007 Dividend	means the dividend of the Company for the financial year 2007 resolved upon by the shareholders’ meeting of the Company on 25 March 2008 in an aggregate amount of EUR 5,762,000.

Accounting Principles	means, notwithstanding Austrian generally accepted accounting principles, the specific accounting principles set out in Schedule 1.1.AP.

Affiliate

means, in relation to any person, a person who or which directly or indirectly through one of more intermediaries controls (through the ownership of voting securities or interests, by contract or otherwise), is controlled by or is under common control with such per-son.

Agreement	means this share purchase agreement including its Schedules.

Agreement Date

means the date on which this Agreement, after being executed and delivered by Net1, is executed and delivered to Net1 by ARDES and holders of Shares who, together with ARDES, hold not less than 75.1% of the total number of Shares (or such lower percentage as Purchaser may determine in its sole discretion to be acceptable to cause this Agreement to become effective).

ARDES	means ARDES Netherlands B.V., Laan van Kronenburg 8, NL-1183, AS Amstelveen, The Netherlands.

BGS Group	means the Company and its subsidiaries, collectively.

BGS India	means BGS Smartcard Systems India Private Limited, with its registered address at R-4, Greater Kailash-I, New Delhi-110048, India.

Business Day	means a day (other than a Saturday or Sunday) when banks are open for business in Vienna and Johannesburg.

Cap	shall have the meaning given to such term in Clause 6.5.3.

EXECUTION VERSION

Claim	means a claim of the Purchaser against a Seller for or in connection with a breach of a Representation and Warranty made by such Seller hereunder.

Clause	means a clause of this Agreement.

Closing

means the indorsement and transfer of the interim certificates representing the Sale Shares against payment of the First Installment and all other actions to be taken and performed pursuant to Clause 9.

Closing Date	means the date on which Closing occurs in accordance with the terms hereof.

Company	means BGS Smartcard Systems Aktiengesellschaft, a stock corporation under Austrian law, with its seat in Vienna, registered with the commercial registry in Vienna under file number FN 161101p.

Damage Amount	shall have the meaning given to such term in Clause 6.3.2.

Deferred Amount	shall have the meaning given to such term in Clause 4.1.

Disclosure Letter

means the letter from Seller to Purchaser containing disclosure supplementing the Representations and Warranties, as may be executed and delivered to Purchaser immediately before the Agreement Date and as may be updated prior to Closing in accordance with Clause 5.2.

DUET	means Dual Universal Electronic Transactions, an automated microprocessor based cash-less payment system.

Economic Share

means, with respect to any Seller, a fraction (expressed as a percentage) of which the numerator shall be the number of Sale Shares sold by such Seller and the denominator shall be the total number of Shares issued by the Company.

Escrow Account	means an account maintained by the Escrow Agent pursuant to the Escrow Agreement (if any).

Escrow Agent	means Dr. Harald Stefan, notary public in Krausegasse 5, 1110 Vienna or such other escrow agent as the Parties may mutually agree upon.

Escrow Agreement	means the escrow agreement to be entered into by the Parties, the Company and the Escrow Agent at Closing

EXECUTION VERSION

substantially in the form attached hereto as Schedule 1.1.EA (as may be amended by Net1 and ARDES to implement any comments or requests of the Escrow Agent).

First Installment	shall have the meaning given to such term in Clause 4.1.

Formally Disclosed

means information that has either been disclosed by Seller or the Company to Purchaser or Purchaser’s counsel (Binder Grösswang or KPMG) for due diligence review until the Agreement Date or, after the Agreement Date, in the Disclosure Letter, in each case (i) copies of such documents will be sealed and stored with a notary for a period of 27 months after the Agreement Date, or (ii) receipt of which documents or information was confirmed no later than the Agreement Date by Purchaser or Purchaser’s counsel in writing or by initialing of a copy.

Freezing Notice	shall have the meaning given to such term in Clause 4.

Gearing

means an amount of EUR 1,749,913.93 calculated as the sum of (i) financial assets (other long term investments), (ii) inventory (finished goods and merchandise, prepayments), (iii) accounts receivables (trade, other receivables), (iv) investments (other short term investments), (v) liquid assets (cash and short term deposits with banks or affiliates), (vi) prepaid expenses and deferred charges less (a) accruals (for severance payment, pension, taxes, others), (b) liabilities (advance payments, accounts payable, other liabilities), (c) deferred charges in case of each of the foregoing as reflected in the Company’s consolidated balance sheet as of 31 December 2007 and (d) the amount of the 2007 Dividend.

Gearing On-a-Per-Share- Basis	means an amount determined by dividing the Gearing by 26,800.

Instruction Notice

means an irrevocable instruction (unwiderrufliche Zahlungsanweisung) of the Sellers to the Company in the form attached hereto as Schedule 1.1.IN instructing the Company to pay the second installment of the 2007 Dividend payable to the Sellers into the Escrow Account under the Escrow Agreement.

Interest Rate	means an interest rate equal to the 6 months EURIBOR rate as shown on Reuter’s page EURIBOR01 on the

EXECUTION VERSION

Agreement Date.

Leakage	means

a)

any payment of any sum made by any member of the BGS Group whether by way of distribution, dividend, return of capital (whether by reduction of capital or redemption or purchase of shares) or otherwise;

b)	the transfer of any asset by any member of the BGS Group;

c)	the indemnification of incurring of any liability by any member of the BGS Group;

d)	the release or waiver by any member of the BGS Group of any sum due to such member of the BGS Group;

e)	the payment of any costs, bonuses or other sums by any member of the BGS Group;

f)	the entry into by any member of the BGS Group of any transactions outside the ordinary course of business;

g)	the repayment or the incurring of financial indebtedness by a member of the BGS Group to or with, respectively, a non-BGS Group member as creditor; and

h)	any agreement to do any of the foregoing;

in each case paid or concluded, respectively, by a member of the BGS Group between 31 December 2007 (exclusive) and the Closing Date (inclusive) and:

(1)

(other than in case of subclause g) above) to, or for the benefit of any of the following (each, a “Leakage Recipient”): (i) a Seller, (ii) an Affiliate of a Seller, (iii) a family member of a Seller if Seller is an individual, (iv) a beneficiary of a Seller if a Seller is a trust or private foundation, or (v) a member of a corporate body (if any) of a Seller; and

(2)	save to the extent that such Leakage constitutes

EXECUTION VERSION

Permitted Leakage.

Net1 Stock	means shares of common stock, par value $0.001 per share, of Purchaser.

Number of Sale Shares	means the aggregate number of Shares sold by Sellers to Purchaser hereunder.

OOO BGS	means OOO BGS Smartcard systems, a limited liability company under Russian law with its office address at Podolskoe Shosse 8/5, 115093 Moscow, Russia.

OOO SMART	means OOO Smart, a limited liability company under Russian law with its office address at Podolskoe Shosse 8/5, 115093 Moscow, Russia.

Parties	means Purchaser and Sellers together and “Party” means any of them.

Permitted Leakage	means

(i)

any repayment or incurrence of financial indebtedness of a member of the BGS Group to or vis-à-vis a non-BGS Group member which is not a Leakage Recipient in an aggregate amount of up to EUR 250,000; and

(ii)

a payment to any Leakage Recipient (i) who is (x) a member of the Company’s management board under such person’s executive management agreement which was Formally Disclosed prior to the Agreement Date or (y) a member of the Company’s supervisory board as reimbursement of travel and similar costs up to EUR 10,000 for such function and (ii) which is Formally Disclosed until the Agreement Date or is disclosed or referenced in this Agreement or the 2007 consolidated financial accounts of the Company or

(iii)	is a payment in account of the Company’s 2007 Dividend.

Personal Leakage

means, with respect to a Seller, Leakage within the meaning of subclauses (a) through (f) of the definition of Leakage and, to the extent relating to subclauses (a) through (f) of such definition, subclause (h) of the definition of Leakage to a Leakage Recipient attributable to such Seller, in each case received by or agreed with a Leakage Recipient attributable to such Seller.

EXECUTION VERSION

Prohibited Jurisdiction	shall have the meaning given to such term in Clause 5.2.17.

Purchaser	Purchaser means Net1 UEPS Technologies, Inc., a Florida corporation.

Purchase Price	means, with respect to each Seller, an amount equal to Purchase Price per Sale Share multiplied by the number of Shares being sold by such Seller hereunder.

Purchase Price per Sale Share	shall have the meaning given to such term in Clause 3.

Relevant Net1 Stock Price	means an amount equal to USD 26.54 calculated as the 90 day volume weighted average of the price of Net1 Stock as determined on 30 May 2008, as re-ported on Bloomberg, L.P.

Representation and Warranty	means any of the representations and warranties (Gewährleistungen) made by Sellers in Clause 5 of this Agreement.

Retention Agreements	means agreements between the Company and each of Messrs. Richard Schweger and Leonid Delberg in a form and with contents in each detail satisfactory to the Purchaser.

ROSAPO	means the Russian Agency for the Legal Protection of Computer Programs, Databases, and Topographies of Integrated Circuits (RosAPO).

Sale Shares	means the Shares to be sold by the Sellers to Purchaser pursuant to Clause 2.

Sbercard	means the Sberbank specific microprocessor smart card based cash-less payment system based on DUET.

Securities Act	means the U.S. Securities Act of 1933, as amended.

Sellers	means those persons identified on Schedule 1.1.LS who have duly executed this Agreement.

Seller’s Account

means, with respect to a Seller, the bank account indicated by such Seller on the signature page hereto or otherwise notified in writing by such Seller to Purchaser in writing at least three days prior to Closing.

EXECUTION VERSION

Shareholders’ Agreement	means the shareholders agreement among the current shareholders of the Company dated 16 June 2005.

Shareholders’ Agreement Accession Letter	means a letter to be executed and delivered by Purchaser in the form as attached as Schedule 1.1.SAAL pursuant to Clause 10.2.1.

Shares	means shares issued by the Company, currently non par value name shares (Namensaktien) and represented by interim certificates (Zwischenscheine).

U.S. Person

means the meaning given to such term in Regulation S under the Securities Act, which term includes, but is not limited to, an individual resident in the United States, an estate or trust of which any executor or administrator or trustee, respectively, is a U.S. Person and any partnership or corporation organized or incorporated under the laws of the United States.

1.2	Interpretation

When a reference is made in this Agreement to a clause, such reference shall be to Clause of this Agreement unless otherwise indicated. The table of contents and the headings of all provisions of this Agreement are for convenience of reference purposes only and shall not modify, alter, limit or affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

EXECUTION VERSION

1.3	Knowledge

For purposes of the Representations and Warranties any references to the “actual knowledge of Seller” refer to the actual knowledge of the relevant Seller but shall be deemed to include the actual knowledge of the members of the Management Board (Vorstand) of the Company.

1.4	Effectiveness of this Agreement

This Agreement was originally executed and delivered by Purchaser to ARDES (on behalf of itself and other shareholders of the Company towards which ARDES is subject to a tag along right) to allow ARDES to distribute such Agreement to such other shareholders in accordance with the tag along rights of such shareholders under the Shareholders’ Agreement. Purchaser’s offer to purchase the Shares of such shareholders (including ARDES) was subject to holders of at least 75.1% (or any lower percentage as Purchaser may determine in its sole discretion) of all issued Shares accepting such offer. Therefore this Agreement shall only become a binding agreement at such time, if any, as it has been executed and delivered to Purchaser by holders of Shares such that the Shares owned by such holders represent not less than 75.1% of the total number of Shares (or such lower percentage as Purchaser may have determined in its sole discretion and notified Sellers’ thereof in writing to be acceptable to cause this Agreement to become binding and effective). If this Agreement has not so be-come binding and effective until 17:00 CET on 31 August 2008 at the latest, this Agreement, unless otherwise determined by Purchaser in its sole discretion and notified in writing accordingly to ARDES, shall lapse automatically.

2.	Agreement to Sell and Purchase

Subject to the other terms and conditions of this Agreement each Seller hereby agrees to sell the number of Shares set forth opposite the name of such Seller on Schedule 1.1.LS to Purchaser for the Purchase Price calculated for each Seller according to Clause 3 below and Purchaser hereby agrees to purchase from the Sellers such number of Shares for such price. Each Seller has also indicated on its signature page whether it elects to receive cash, Net1 Stock or a combination of Net1 Stock and cash for the Shares being sold by such Seller.

3.	Purchase Price

The purchase price for each Sale Share (the “Purchase Price per Sale Share”) shall be an amount calculated as follows:

[{(CUE x Factor) + Gearing - L} / 26,800] - LC

Where:

CUE	means the 2007 consolidated unaudited earnings of the Company of EUR 5,745,122.90.

EXECUTION VERSION

Factor	shall be (i) 15 for any Sale Share to be sold for cash and (ii) 19 for any for any Sale Share to be sold for shares of Net1 Stock.

L

means (i) any payment made by the Company that constitutes Personal Leakage and (ii) the Economic Share of any payment made by the Company that constitutes Leakage within the meaning of subclause (g) of the definition of Leakage.

LC	means costs of legal counsel to Seller to the extent paid by Purchaser divided by the Number of Sale Shares.

To the extent that any Seller has elected to receive shares of Net1 Stock rather than cash in relation to any of Seller’s Sale Shares on the signature page hereto, the number of shares of Net1 Stock to be issued to Seller shall be determined as follows:

(a)

first, the total number of such Seller’s Sale Shares to be sold for Net1 Stock shall be multiplied by the Purchase Price per Sale Share (using 19 as the Factor when determining such Purchase Price per Sale Share), with the result expressed in euros;

(b)	second, such amount of euros determined under sub-Clause (a) shall be divided by 0.644 (in order to convert such euro amount into a US dollar amount using an exchange rate of USD1=EUR0.644); and

(c)

third, the US dollar amount determined under sub-clause (b) shall be divided by the Relevant Net1 Stock Price (in order to convert such US dollar amount into a number of whole shares of Net1 Stock using a valuation for each share of Net1 Stock equal to the volume weighted average of the price of Net1 Stock during the 90 day trading day period prior to 30 May 2008).

In the event that the foregoing computation would, when calculating the Purchase Price being payable for all Sale Shares of a Seller, ultimately result in a fractional share of Net1 Stock, then instead of issuing a fractional share, the fractional amount shall be reconverted to euros at the exchange rate determined pursuant to sub-clause (b) and such amount of euros shall be paid to the relevant Seller.

4.	Payment of Purchase Price; Dividend

4.1	Purchaser shall pay to each Seller the respective Purchase Price for the Shares sold by such Seller hereunder to the Seller’s Account of such Seller in two installments.

The first installment (“First Installment”) in an amount equal to the relevant Purchase Price less the Deferred Amount (as defined below) shall be due and pay-able by Purchaser at Closing in cash or shares of Net1 Stock as each Seller shall have elected as set forth on the signature page hereto.

EXECUTION VERSION

The second installment of the relevant Purchase Price in an amount equal to the Gearing On-a-Per-Share-Basis multiplied by the number of Shares being sold by such Seller hereunder (the “Deferred Amount”) shall be withheld by Purchaser until 30 March 2009. The Deferred Amount shall carry interest from the Closing Date until 30 March 2009 at the Interest Rate and shall be due and payable by the Purchaser to the relevant Seller together with such accrued interest on 30 March 2009; provided, however, that if Purchaser has sent a written notice to such Seller in accordance with Clause 6.4.1 before 30 March 2009 (such notice a “Freezing Notice”), Purchaser shall have the right to pay a portion of the Deferred Amount equal to the amount (of Damage Amount and/or Leakage, respectively) duly specified in such Freezing Notice into the Escrow Account and only pay the remainder (if any) of the Deferred Amount and accrued interest to such Seller on 30 March 2009. Purchaser shall not have the right to set-off or unilaterally withhold any amount payable by Purchaser hereunder against the Purchase Price but shall be obligated to pay either to the respective Seller or into the Escrow Ac-count, respectively. Purchaser shall pay to Sellers interest on any amount re-leased from the Escrow Account at the Interest Rate calculated from the Closing Date until the date of such release, provided, however, that any amount of interest accrued on such released amount on the Escrow Account and paid to Seller by the Escrow Agent shall be credited towards such payment obligation of Purchaser.

4.2

The 2007 Dividend to the extent attributable to the Sale Shares shall be for the benefit of and paid to the Sellers. As resolved by such shareholders’ meeting of the Company, the 2007 Dividend shall be paid in two installments: the first installment to the extent attributable to the Sale Shares was paid out to the Sellers on 1 July 2008. The Sellers shall deliver to Purchaser a duly executed Instruction Notice by which the Company shall be instructed to, and the Purchaser shall pro-cure that the Company does, on 1 December 2008, pay such second installment of the 2007 Dividend to the extent attributable to the Sale Shares into the Escrow Account and held in escrow by the Escrow Agent in accordance with the terms thereof to secure any claims of Purchaser for breach of a Representation and Warranty or repayment of Leakage in accordance with Clause 4.3 against the Sellers until 30 March 2009 (or such later date by which any such claim specified by the Purchaser in a Freezing Notice has been finally established, settled, denied, withdrawn or acknowledged, as the case may be). Upon release of any amount of the 2007 Dividend from the Escrow Account to the Sellers, Purchaser shall pay to Sellers interest on such released amount at the Interest Rate calculated from 1 December 2008 until the date of such release, provided, however, that any amount of interest accrued on such released amount on the Escrow Account and paid to Seller by the Escrow Agent shall be credited towards such payment obligation of Purchaser.

4.3	Leakage

Upon Purchaser’s written request specifying the grounds of Purchaser’s request in all reasonable details, each Seller shall repay to Purchaser within 14 days of receipt of a respective written notice providing all reasonable details of the relevant Leakage claimed by Purchaser (i) any amount constituting Personal Leakage and (ii) the Economic Share of any amount constituting Leakage within the meaning of subclause (g) of the definition

EXECUTION VERSION

of Leakage, in each case to the extent such amount was not taken into account when calculating the Purchase Price per Sale Share pursuant to Clause 3 above.

Notwithstanding the foregoing, to the extent the portion of the escrow amount held in the Escrow Account attributable to a Seller is not sufficient to cover any Damage Amount or Leakage repayable by such Seller hereunder, such Seller shall be personally liable for the repayment of the remainder subject to the terms hereof.

5.	Representations and Warranties (Gewährleisfungen)

5.1	Representations and Warranties as to Seller

Each Seller represents and warrants (gewährleistet) to Purchaser that each of the following statements is true and correct as of the Agreement Date and the Closing Date with respect to such Seller:

	5.1.1	Title to Shares

Such Seller is the owner of the Sale Shares it agrees to sell to Purchaser pursuant to Clause 2, free and clear of all liens, encumbrances, rights of third parties or restrictions on transfer (other than under the Shareholders’ Agreement).

	5.1.2	Authorization

Such Seller has full legal capacity and unrestricted power to execute and deliver this Agreement and perform its obligations hereunder and this Agreement constitutes the valid and binding obligation of Seller enforceable against such Seller in accordance with its terms.

	5.1.3	No Violation

Subject to compliance with the provisions of the Shareholders’ Agreement and in particular the tag along procedure set forth therein, neither the execution and delivery of the contract by the Seller nor consummation of the transactions contemplated thereby will breach, violate or result in a default under any of the terms, conditions or provisions of the articles of association, charter, by-laws or other governing documents of the Seller or any agreement or obligation to which such Seller is a party or by which it is bound.

	5.1.4	U.S. Securities Laws

Only if and to the extent a Seiler elects for payment of a portion of the Purchase Price in shares of Net1 Stock and to receive such shares of Net1 Stock accordingly, such Seller represents and warrants that the following statements are true and correct as of the Agreement Date and as of the Closing Date:

EXECUTION VERSION

(a) Investment. The shares of Net1 Stock are being acquired for such Seller’s own account and with no present intent of distributing the Net1 Stock prior to the end of the one year lock-up period set forth in Clause 5.1.4(f) .

(b) Restricted Securities. Such Seller understands that (i) the shares of Net1 Stock (A) have not been registered under the Securities Act and may not be offered or sold in the United States or to U.S. Persons unless the securities are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available, and (B) will be issued in reliance upon an exemption from the registration and prospectus delivery requirements of the Securities Act pursuant to Regulation S thereof, and (ii) such Seller must therefore bear the economic risk of such investment indefinitely unless a subsequent disposition thereof is registered or exempted under the Securities Act. Such Seller has knowledge in financial and business affairs, is capable of evaluating the merits and risks of an investment in the Net1 Stock, and is able to bear the economic risk of such investment even if the entire investment is lost.

(c) Offshore Transaction. Such Seller represents and warrants to Net1 that (i) it is not a U.S. Person and is not acquiring the shares of Net1 Stock on behalf of, or for the account or benefit of, a person in the United States or a U.S. Person; (ii) the shares of Net1 Stock have not been offered to Seller in the United States, and the individuals making the election to acquire the shares of Net1 Stock and executing and delivering this Agreement on behalf of such Seller were not in the United States when the election was made and this Agreement was executed and delivered.

(d) Receipt of Information. Such Seller acknowledges that it has had access to Net1’s public filings with the U.S. Securities and Exchange Commission which are available at http://www.netlueps.co.za/ under the Web Link “SEC Filings”. Such Seller warrants that the decision to elect to receive Net1 Stock has been made solely on the basis of the in-formation contained in Net1’s public filings and has not been based upon any verbal or written representation made by or on behalf of Net1.

(e) Legend. It is understood by such Seller that any certificates evidencing Net1 Stock will bear the following legend for one year after the Closing:

“THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “US SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SHARES OF COMMON STOCK REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD, RE-SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE US SECURITIES ACT; OR (2) PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE US SECURITIES ACT.

EXECUTION VERSION

HEDGING TRANSACTIONS INVOLVING THE SHARES OF COMMON STOCK MAY NOT BE CONDUCTED, DIRECTLY OR INDIRECTLY, UNLESS IN COMPLIANCE WITH THE US SECURITIES ACT.”

(f) Lock-up. Such Seller agrees that it will not, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to result in the disposition of the Net1 Stock (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) for a period from the date hereof until one year after the Closing Date. In furtherance of the foregoing, Net1 and its transfer agent are hereby authorized to decline to record any transfer of the Net1 Stock until the expiration of such period.

5.2	Representations and Warranties as to the Company

Each Seller (and with respect to Clause 5.2.19 ARDES only) represents and war-rants (gewährleistet) severally, but not jointly, to Purchaser that each of the following statements is true and correct as of the Agreement Date and (subject to a disclosure, if any, in the Disclosure Letter) the Closing Date or as of such other date as may be specifically set out below. Sellers may deliver to Purchaser prior to Closing an update to the Disclosure Letter that shall be the basis for disclosure against the Sellers’ representations and warranties repeated immediately before Closing with the understanding that (i) such updated disclosures may only be made with respect to facts or events having occurred after the signing hereof and up until Closing (and excluding any willful breach by Sellers) and (ii) no such supplement or amendment to the Disclosure Letter shall be deemed to cure any breach of any representation or warranty made as of the Agreement Date, or to exclude any breach occurring between the Agreement Date and Closing or any breach resulting from willful misconduct of Sellers, and that the acceptance of any amendment or supplement to the Disclosure letter shall be without prejudice to any rights of Purchaser to claim for any misrepresentation or breach of warranty made as at the Agreement Date in accordance with the terms hereof.

	5.2.1	Organization and Corporate Power

The Company and each of its subsidiaries is duly organized and validly existing under the laws of its jurisdiction of incorporation and has all requisite power and authority to own its respective properties and to carry on its respective business as presently conducted.

	5.2.2	Capitalization

The share capital of the Company is paid up and the Shares do not subject their holders to any further obligations vis-à-vis the Company. The stated share capital of the Company is € 2,000,000, divided into 26,800 non par value name shares. There has been no repayment of share capital.

The Shares constitute the entire issued share capital of the Company and neither any Seller nor the Company has entered into any agreement or issued any options,

EXECUTION VERSION

warrants or other convertible or exercisable securities whereby any person has the right (exercisable now or in the future and whether contingent or not) to call for the issue of any share or other interest in the Company.

5.2.3	Subsidiaries

Other than in the subsidiaries listed in Schedule 5.2.3, the Company does not have any equity or similar interest in any other entity or company.

All the issued shares or similar interest in each subsidiary listed in Schedule 5.2.3 are held by the Company as listed in such Schedule free and clear of any encumbrances subject only to such shares in subsidiaries that may be divested as contemplated by Schedule 9(iv). The share capital of the subsidiaries (other than any subsidiaries that may be divested as contemplated by Schedule 9(iv)) is fully contributed and not subject to further obligations. There has been no repayment of share capital in any subsidiary.

Except as may be indicated in Schedule 5.2.3, the Company’s shares in the subsidiaries constitute the entire issued share capital of each subsidiary and neither any Sellers, on the one hand, nor the Company, on the other hand, have entered into any agreement or issued any options, warrants or other convertible or exercisable securities whereby any person has the right (exercisable now or in the future and whether contingent or not) to call for the issue of any share or other interest in any subsidiary.

The Company is entitled to immediately upon request of the Company receive full and unrestricted legal ownership of the shares in BGS India.

5.2.4	Articles of Association and Rules of Procedure

The Articles of Association and Rules of Procedure (Geschäftsordnung) for the management board and the supervisory board of the Company as well as the Shareholders’ Agreement are valid and effective. Other than as Formally Disclosed, there are no (i) deviating agreements among the Company’s shareholders or (ii) any shareholder’s resolutions to amend such articles or rules of procedure.

There are no further agreements between the shareholders of the Company on the one side and the Company or any of its subsidiaries on the other side other than as Formally Disclosed to Purchaser.

5.2.5	Financial Position

Neither the Company nor any of its subsidiaries is over-indebted or insolvent nor is such insolvency or over-indebtedness, to the actual knowledge of the Seiler, threatening to the Company or any subsidiary. No procedure under the Act on the Restructuring of Companies (Unternehmensreorganisationsgesetz) is pending or,

EXECUTION VERSION

to the actual knowledge of the Seller, threatening with respect to the Company or any of the subsidiaries.

5.2.6	Financial Information

The unaudited consolidated financial statements and of the audited individual financial statements of the Company for the years 2005 through 2007 represent a true and fair view of the Company’s assets and earnings position (möglichst getreues Bild der Vermögens- und Ertragslage). The Company’s audited financial statements for the years 2005 through 2007 have been prepared in accordance with the Company’s Accounting Principles.

The unaudited financial statements of OOO BGS Smartcard and OOO SMART for the year 2007 represent a true and fair view of the Company’s assets and earnings position (möglichst getreues Bild der Vermögens- und Ertragslage) of such companies and have been prepared in accordance with Russian generally accepted accounting principles.

All such financial statements were prepared in accordance with the books and records of the Company and its respective subsidiaries as well as Austrian generally accepted accounting principles applied on a basis consistent with prior periods.

Except as stated in the financial statements, no changes in the accounting policies were made by the Company in any of its last three financial years.

5.2.7	Employees

Except as set forth on Schedule 5.2.7, no other collective plant agreements and agreements with unions, workers’ councils and similar organizations, including collective bargaining agreements, exist or are to be applied with respect to any employees except those Formally Disclosed to Purchaser. As of 31 December 2007, there were no pension liabilities of any member of the BGS Group other than as reflected in the 2007 consolidated financial statements.

The list of employees attached as Schedule 5.2.7 contains, as of the Agreement Date, a complete and correct list of names of all employees of the Company and its subsidiaries and the entry date of each such individual employee.

Except as Formally Disclosed to Purchaser, there is no remuneration of any kind to be paid by the Company or its subsidiaries to any person on account of employment, personal services or consultancy and, to the actual knowledge of the Seller, there are no claims of any present or former employee against any member of the BGS Group other than in the ordinary course of business or as reflected in the 2007 consolidated financial statements of the Company.

No termination payment has become payable by any member of the BGS Group in the period between 31 December 2007 and the Closing Date vis-à-vis any

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employee, distributor, dealer or other business partner due to a termination of the relevant contractual relationship (other than in connection with a termination of any of the business relationships contemplated by Schedule 9(iv)).

5.2.8	Litigation

There is no litigation or governmental proceeding or investigation pending or, to the actual knowledge of the Seller, threatened against the Company or any of its subsidiaries.

5.2.9	Taxes

Each of the Company and its subsidiaries has timely filed all tax returns or extensions relating thereto that it was required to file under applicable laws and regulations. All such tax returns are true, correct and complete and were prepared in compliance with all applicable laws and regulations. All taxes and social security contributions due, owed by the Company and any of its subsidiaries have been timely paid.

5.2.10	Real Property

Neither the Company nor any of its subsidiaries owns any real property.

5.2.11	Insurance

The insurance policies Formally Disclosed to Purchaser are valid and in full force.

5.2.12	Patent Matters

DUET and Sbercard as a software and the Company’s and its subsidiaries’ rights with respect thereto have been validly registered with ROSAPO (the Russian Agency for the protection of computer software rights). The BGS Group holds a valid and effective right to use the DUET and Sbercard software and any and all updates, new versions, releases, modifications, enhancements and corrections thereto, in each case to the extent sold and distributed by the Company. To the actual knowledge of the Seller, neither the Company nor any of its subsidiaries violates or unlawfully infringes upon any patent right or any other intellectual property right of a third person.

5.2.13	Conduct of Business

Since 31 December 2007 no material adverse change to the financial or business position of the BGS Group taken as a whole has occurred and each member of the BGS Group has conducted its business in accordance with past practice and the ordinary course of business, provided, however, that any change or effect arising out of disruptions to any business of the BGS Group attributable to the announcement or implementation of this Agreement or the transactions contemplated hereby (including, without limitation, implementation of the

EXECUTION VERSION

transactions set out in Schedule 9.(iv)) shall be disregarded and in no event be deemed to cause or contribute to a material adverse change.

5.2.14	No Breach of Contract or Laws

No member of the BGS Group is in breach in any material respect under any contract or any applicable law.

5.2.15	No Change of Control

No member of the BGS Group is party to a contract which according to its terms entitles the counterparty to unilaterally terminate such contract solely as a result of the implementation of the transaction contemplated by this Agreement.

5.2.16	Due Diligence

To the actual knowledge of the Seller (i) the documents disclosed to Purchaser in the course of the due diligence review were true and complete in all material respects and (ii) all material agreements concerning the Company and its subsidiaries were disclosed.

5.2.17	Regulatory Laws

No member of the BGS Group, in the performance of this Agreement and in connection with their activities in relation thereto, has offered or made, or will offer or make, payments of money or anything of value, or has promised, or will promise or pay, directly or indirectly, to any foreign official, or public or political officer, to induce such official to use their influence with a foreign government or instrumentality to obtain an improper business advantage for the Company,

Any and all payments by any member of the BGS Group to government officials or political parties between the Agreement Date and the Closing Date will only be made for lawful purposes.

The Company does not have, to the actual knowledge of Sellers, any business relations with any person or entity listed on the OFAC list of Specially Designated Nationals and is not a party to any contract or bid with, or directly conduct business in Cuba, Myanmar (Burma), Iran, Iraq, North Korea, Sudan or Zimbabwe (collectively the “Prohibited Jurisdictions”), or with a third party located therein or acting in their name.

5.2.18	Broker’s Costs

To the actual knowledge of the Seller, the Company has not employed any broker, finder or advisor or incurred any liability for any brokerage fees, commissions, finder’s fees or advisory fees in connection with the transaction contemplated by this Agreement for which Purchaser or the Company could become liable or obligated.

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5.2.19	No Claim under 2005 SPA

ARDES represents and warrants that it has no knowledge of any breach of a representation and warranty given by the sellers under the share purchase agreement pursuant to which ARDES acquired its Shares in 2005.

5.3	Representations and Warranties by the Purchaser

	5.3.1	Authorization

Purchaser has full legal capacity and unrestricted power to execute and deliver this Agreement and perform its obligations hereunder and this Agreement constitutes the valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

	5.3.2	No Violation

Neither the execution and delivery of the contract by the Purchaser nor consummation of the transactions contemplated thereby will breach, violate or result in a default under any of the terms, conditions or provisions of the articles of association, charter, by-laws or other governing documents of the Purchaser or any agreement or obligation to which the Purchaser is a party or by which it is bound.

	5.3.3	Net1 Stock

All shares of Net1 Stock delivered by Purchaser as part of the Purchase Price according to this Agreement shall be validly issued, fully paid and non-assessable shares, shall be listed on the NASDAQ stock exchange (ticker symbol “UEPS”) and, following expiry of the period referred to in Clause 5.1.4(f) starting on the Closing Date, freely convertible into de-materialized form at no further cost to Sellers and shall be freely tradable and disposable by Sellers.

6.	General Matters Relating to Representations and Warranties and Claims; Claims Limitations

6.1	No Other Representations and Warranties

The Representations and Warranties in Clauses 5.1 and 5.2 are exhaustive and the Sellers make no other representation or warranty, neither express nor implied, and shall not be liable for the absence or the existence of any other circumstances, events or matters of fact relating to such Seller, the Sale Shares, the Company or its subsidiaries or any other matters.

6.2	No Claims based on Disclosed or Known Matters

No claims can be based on, and the Sellers shall not be liable in respect of, any matters or circumstances if (A) such fact or circumstance was disclosed herein, in the Disclosure

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letter or in the documents Formally Disclosed to Purchaser, Purchaser’s officers or KPMG in the course of its due diligence review or Binder Größwang in its due diligence review in 2008 and a previous due diligence re-view conducted by Binder Größwang in 2005 or (B) Purchaser, Purchaser’s legal counsel or KPMG had actual knowledge of such fact or circumstance.

6.3	Remedy

	6.3.1	Remedy in case of breach of Representation and Warranty as to Seller

In case of a breach of any Representation and Warranty made by a Seller under Clause 5.1 (Representation and Warranty as to Seller), such Seller shall be liable for any damage, cost and expense (other than lost profit (entgangener Gewinn) and consequential damages (Mangelfolgeschäden)) incurred by Purchaser as a result of such breach.

	6.3.2	Remedy in case of breach of Representation and Warranty as to Company

In case of a breach of any Representation and Warranty made by a Seller under Clause 5.2 (Representation and Warranty as to the Company), such Seller’s liability to Purchaser shall be, and shall be limited to, payment of (i) the Economic Share of the Damage Amount of such breach and (ii) such portion of any reasonable documented costs incurred by Purchaser attributable to the enforcement of a claim based on a breach of such Representation and Warranty (including reasonable legal fees) against such Seller (without any double recovery of costs by Purchaser in case of an enforcement of a similar claim against other Sellers).

The “Damage Amount” shall be the actual damage (Mangelschaden) of any Representation and Warranty not being true and correct as measured on the level of the relevant member of the BGS Group with respect to which such breach occurred, i.e. (a) the amount that is needed to put such member of the BGS Group into the position it would have been had the respective Representation and Warranty not been breached; provided, however, if (i) the relevant breach cannot be cured by payment of money or (ii) the amount needed to put such BGS Group member into such position would be higher than the damage actually suffered by Purchaser (with Sellers having the burden of proof for both (i) and (ii)), it shall be (b) such amount by which the value of the Company is reduced as compared to the value it would have had the respective Representation and Warranty not been breached; provided that the Damage Amount (and Sellers’ corresponding liability) shall in no event include or take into account any consequential damages (Mangelfolgeschäden) or loss of profits (entgangener Gewinn).

	6.3.3	Exclusive Remedy

The liabilities of a Seller as set forth in this Clause 6.3 (subject in each case to the limitations and qualifications set forth herein) shall be the exclusive liabilities of a Seller in case of a breach of a Representation and Warranty and Purchaser’s

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corresponding rights and remedies shall be the exclusive rights and remedies of Purchaser in connection with any such breach against such Seller. In particular, with respect to any breach of a Representation and Warranty made by Sellers, Purchaser waives any right it may have to rescind this Agreement (Wandlung) or challenge it for reasons of error (Irrtum) or loss of commercial grounds (Wegfall der Geschäftsgrundlage) and shall have no further right or remedy other than as set out in this Clause 6.3, provided, however, that nothing contained in this Clause 6.3.3 shall affect Purchaser’s right to terminate this Agreement in accordance with Clause 12.3.

6.4	Limitation in Time

6.4.1

No Seller shall be liable for or subject to any claim (and any such claim shall be time barred) unless with respect to a (i) claim based on a breach of a Representation and Warranty made in Clause 5.2 or (ii) a claim for repayment of Leakage in accordance with Clause 4.3, such Seller has received a written notice from Purchaser describing all reasonable details for the basis of such claim and, to the extent available, of the Damage Amount or the amount of Leakage, respectively, within the period before such claim becomes time-barred hereunder pursuant to Clause 6.4.2.

6.4.2

Any and all claims for repayment of any Leakage in accordance with Clause 4.3 and based on a breach of a Representation and Warranty of the Sellers shall become time-barred (verjährt) two years after the Closing, except for (i) Claims based on a breach of the Representations and Warranties made pursuant to Clause 5.1 and 5.2.2 (as to capitalization of the Company) which shall be given for and expire after a period of five years and (ii) Claims based on a breach of the Representations and Warranties made under Clause 5.2.9 (as to taxes), which shall expire 3 months after the earlier of (x) expiry of the respective statute of limitation applicable to such tax or (y) the decision of the tax authorities with respect to any tax or financial period having become final (rechtskräftig).

6.5	Limitation in Amount

	6.5.1	De Minimis

No Seller shall be liable hereunder for any individual claim of Purchaser (other than a claim for breach of a Representation and Warranty made by the respective Seller in Clauses 5.1,1 and 5.2.9) unless the aggregate liability of all Sellers in respect of such claim exceeds EUR 5,000 (five thousand Euro), in which event, however, Sellers shall be liable for the full amount (of the claim, or the respective Economic Share thereof, as applicable) and not merely the excess over EUR 5,000. In case, a claim falls below the aforementioned de minimis amount, it shall be disregarded for purposes of this Agreement.

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6.5.2	Deductible

No Seller shall be liable for any claim of Purchaser unless the Damage Amount exceeds EUR 500,000 (five hundred thousand Euro) in which event Sellers shall in aggregate be liable only for the excess over EUR 500,000 (five hundred thousand Euro) (“Deductible”).

6.5.3	Cap

The aggregate amount of the liability of a Seller hereunder shall not exceed the Purchase Price to be paid to such Seller (“Cap”). In the event that a Seller has made payments equal to the Cap then all other claims of Purchaser against such Seller under this Agreement, whether known or unknown, strict or contingent, present or future, and based on whatever grounds shall be deemed to have been fully and finally settled and such Seller shall have no more liability, obligation or debt vis-à-vis the Purchaser in respect of any and all such other claims.

6.6	Obligation to Mitigate

	6.6.1	General

Following the Closing, Purchaser shall, by operation of this Agreement and by operation of the general obligations under the Austrian Civil Code (Allgemeines Bürgerliches Gesetzbuch, ABGB), be responsible to mitigate any loss or damage which it or any member of the BGS Group may suffer in connection with any breach by a Seller of the terms of this Agreement or any fact, matter, event or circumstance giving rise to a Claim and nothing herein shall in any way limit or restrict such obligation to mitigate any loss or damage. Purchaser’s responsibility to mitigate (as set out in the preceding sentence) shall include an obligation to procure that the respective member of the BGS Group takes every reasonable action necessary or advisable to so mitigate.

	6.6.2	Recovery from Third Persons

If a Seller pays to Purchaser an amount in discharge of a Claim or otherwise remedies a breach of Representation and Warranty hereunder and the Purchaser or any member of the BGS Group subsequently recovers (whether by payment, discount, credit, relief or otherwise) from a third person a sum which is referable to the matter giving rise to the Claim or obtains a relief which is so referable, Purchaser shall (or, as appropriate, shall procure that the respective member of the BGS Group shall) forthwith repay to such Seller:

6.6.2.1

an amount equal to the Economic Share of the sum recovered from the third person (or the value of the relief obtained, calculated by reference to the amount saved less, for the avoidance of doubt, any reasonable and documented costs incurred in connection with such recovery); or

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6.6.2.2

if the figure resulting under Clause 6.6.2.1 above is greater than the amount paid by Seller to Purchaser or the aggregate of payments previously made by Seller on account of any other remedy made in respect of the relevant Claim, such lesser amount as shall have been so paid or incurred by Seller.

The amount by which the sum calculated in accordance with Clause 6.6.2.1 exceeds the amount repaid pursuant to this Clause 6.6.2 by either Purchaser or any member of the BGS Group, as the case may be, shall be carried forward and set off against any future payment or payments which become due from a Seller in respect of any Claim and thereby be applied against and reduce the Cap.

6.7	Discounted Liabilities/Contingent Claims

If any Claim shall arise by reason of some liability which at the time that the Claim is notified to Sellers is contingent only, no Seller shall be under any obligation to make any payment to Purchaser or undertake any other remedy in respect of such Claim, except if and to the extent such contingent liability materializes.

7.	Demerger

Purchaser understands and acknowledges that the participation of the Company held in ZAO SBERCARD together with a cash amount of EUR 33,150.62 shall be spun-off and demerger (abgespalten) (such demerger the “Demerger”) into a newly established company (“NewCo”) to be held proportionally by all existing shareholders of the Company (verhältniswahrende Spaltung zur Neugründung). Purchaser further acknowledges that such spun off assets and all associated rights shall therefore not be included in and part of the transaction contemplated hereby.

The Demerger shall be resolved upon by the Company’s shareholder meeting (Hauptversammlung) currently planned to take place on or around 24 July 2008 and shall be filed shortly thereafter with the Austrian Company Register (Firmenbuch) for registration.

Sellers agree to use their respective reasonable best efforts to procure the implementation of such Demerger as soon as practicable. However, in case the Demerger, for whatever reason, does not become effective prior to the Closing Date (whether due to the Company’s shareholder meeting not having taken place prior to Closing, the Demerger not being registered prior to Closing or otherwise), Purchaser agrees to undertake all actions reasonably required or advisable to effect such Demerger as soon as reasonably practicable after Closing. In case Purchaser as a result of having become a shareholder of the Company at Closing, takes over and holds shares in NewCo as a result of such Demerger becoming effective after Closing, Purchaser acknowledges that it takes over and holds a number of shares in NewCo corresponding to the Number of Sale Shares solely as trustee for Sellers and shall (i) not dispose of in any way or establish or permit to subsist any rights of third parties of whatsoever nature relating to such shares without Sellers’ prior express written consent and (ii) transfer the relevant number of shares in

EXECUTION VERSION

NewCo to each Seller or a nominee of a respective Seller without undue delay after taking over or holding such shares. It is understood that such shares shall at all times be the sole and exclusive economic ownership (wirtschaftliches Eigentum) of Sellers, and Sellers shall bear any and all risk and benefit from any and all chances and profits relating to such shares in NewCo.

Purchaser shall use its best efforts to procure that the Company indemnifies and holds harmless NewCo for and against any liability of the Company that NewCo assumes pursuant to Section 15 of the Austrian Demerger Act (Spaltungsgesetz).

All costs and expenses arising out of or in relation to the preparation or implementation of the Demerger shall be borne by NewCo and Sellers shall fully indemnify and hold harmless Purchaser and the BGS Group for and against such cost and expenses.

8.	Undertakings

8.1	Ordinary Course of Business

From the Agreement Date until Closing, Sellers shall (except as may be approved by Purchaser in writing) use all of their respective corporate rights as shareholders of the Company to ensure that the business of the BGS Group is carried on only in the ordinary course of business. For the avoidance of doubt, Sellers undertake to use all of their respective corporate rights as shareholder of the Company to procure, to the extent legally possible and it is within their power from time to time, that between the Agreement Date an Closing, no action is taken or resolution passed by the Company in respect of the following matters (other than as contemplated hereby or in connection with the Demerger), without the prior written consent of Purchaser, which shall not be unreasonably withheld:

(i)	any change to its deed of incorporation, articles of association, by-laws or other constitutional documents;
(ii)	the appointment and removal of its auditors, or the change in its accounting policies;
(iii)	the presentation of any petition for its winding-up;
(iv)

any change in the share capital or the creation, allotment or issue of any shares or of any other security or the grant of any option or rights to sub-scribe for or to convert any instrument into such shares or securities, in each case other than as set out herein;

(v)

any reduction or redemption of the share capital or variation of the rights attaching to any class of shares or any redemption, purchase or other acquisition by any relevant company of any shares or other securities of that company;

(vi)	its sale or the sale of all or substantially all of its business or assets or any merger, consolidation or amalgamation with any other person;
(vii)	the cessation of any material business operation;
(viii)	any material change to the nature or geographical area of its business or carrying on any business other than its business as currently carried on, except to the extent provided for in this Agreement;

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(ix)	the payment or declaration of any dividend or other distribution on account of shares in its capital, except for Permitted leakage;
(x)

the incorporation of a new subsidiary undertaking (other than NewCo) or the acquisition of any share capital or other securities or other equity interests of any other person or the change in the composition of a board of directors or supervisory board;

(xi)	the incurrence of any financial indebtedness other than normal trade credit;
(xii)

any sale, lease, creation of a security interest over or other disposal of any of the Company’s assets material to its operations (including by way of contribution in kind or exchange) otherwise than in the ordinary course of business or entry into any unusual or onerous transaction or any transaction (including by way of finance lease) not in the ordinary course of business or trading;

(xiii)

to cease to maintain in force policies of insurance with limits of indemnity at least equal to, and otherwise on terms no less favorable than, the policies of insurance maintained by it immediately before execution of this Agreement; or

(xiv)	the taking of any action which causes a breach of any of Seller’s Representations and Warranties.

8.2	Regulatory Approvals

Purchaser shall, and assumes full responsibility (including for all costs, damages, fees and other liabilities in connection therewith) to, apply for and obtain any regulatory approval in connection with the transactions contemplated by this Agreement and Purchaser shall hold Sellers harmless against any cost or liability in connection with such regulatory approvals.

8.3	Access to Information; Further Assurances

Prior to Closing Sellers shall, and shall use their respective corporate rights as a shareholder of the Company to procure that the Company shall, as far as the Sellers are reasonably able and it is within their power and it is permitted by applicable law from time to time, subject to applicable laws (including, without limitation, Austrian corporate law and the limitations thereof) and the execution of appropriate confidentiality undertakings, allow Purchaser and its agents, upon reasonable notice, reasonable access to the members of the management board of the Company and such of the Company’s books, records and documents that Purchaser may reasonably request, provided that the obligations of Sellers under this Clause shall not extend to allowing access to information which is reasonably regarded as confidential to the activities of the Seller otherwise than in relation to the Company.

From time to time, as and when reasonably requested by Purchaser, Sellers shall at Purchaser’s cost execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as Purchaser may reasonably deem necessary to con-summate the transactions contemplated by this Agreement and to satisfy the conditions to the Closing required to be satisfied by Purchaser.

EXECUTION VERSION

From time to time, as and when reasonably requested by any Seller (without such Seller being under any obligation to do so), Purchaser shall at Sellers’ cost, execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting Seller may reasonably deem necessary to consummate the transactions contemplated by this Agreement and to satisfy the conditions to the Closing required to be satisfied by Sellers.

8.4	Waiver of Pre-Emption Rights

ARDES hereby expressly waives all pre-emption rights, if any, which it would become entitled to exercise as a consequence of any of the transactions contemplated hereunder irrespective of the legal grounds for such pre-emption right.

9.	Conditions Precedent

Sellers’ obligations to consummate the transactions contemplated to occur at Closing shall be conditional upon the Purchaser validly executing, entering into and delivering the Shareholders’ Agreement Access Letter pursuant to Clause 10.2.1 and the Escrow Agreement and having complied in all material respects with all of its undertakings and agreements contained in this Agreement.

Purchaser’s obligations to consummate the transactions contemplated to occur at Closing shall be conditional upon and subject to the satisfaction prior to or on the Closing Date of each the following conditions (except such of the following conditions listed in subclause (i) through (v) as may have been expressly waived in writing by the Purchaser):

(i)

each Representation and Warranty made by the Sellers herein shall be true and correct in all material respects (subject only to any matters or events Formally Disclosed or disclosed in any Schedule hereto or, in accordance with this Agreement, the Disclosure Letter); and

(ii)	Seller shall have complied in all material respects with all of its undertakings and agreements contained in this Agreement; and
(iii)

no event or circumstance disclosed between the signing of this Agreement by Purchaser and Closing, e.g. in the Disclosure Letter (if any), shall be reasonably likely to have a material adverse effect on the financial or business position of the BGS Group taken as a whole; and

(iv)	the Company shall have completed the divestments and transactions described in Schedule 9.(iv) and the Company’s supervisory board shall have passed the resolutions described in Schedule 9.(iv); and
(v)

Richard Schweger and Leonid Delberg shall have irrevocably agreed towards Purchaser in writing to enter into Retention Agreements with the Company, when requested and offered to do so by the Company, within 30 days following the Closing at the latest.

EXECUTION VERSION

10.	Closing

10.1	Date and Location of Closing

Closing shall take place at the offices of Hausmaninger Kletter Rechtsanwälte GmbH, Franz Josefs Kai 3, A-1010 Vienna on 31 August 2008 or at such other place or on such other date as may be agreed upon in writing among Purchaser and ARDES.

Each Seller hereby grants power of attorney to and authorizes and empowers Dr. Robert Bachner, Esq., Hausmaninger Kletter Rechtsanwälte GmbH, Franz Josefs Kai 3, A-1010 Vienna (the “Authorized Person”) to act as its representative vis-à-vis Purchaser. The Authorized Person shall have the power and the right, inter alia, on behalf of each Seller to (without being restricted by any limitation as to self-contracting):

(i)	agree on a different time and place for Closing,
(ii)	execute and deliver the Escrow Agreement at Closing and the agreement with the public notary for storage of the documents in accordance with Clause 10.2.7;
(iii)	execute and deliver the Instruction Notice at Closing;
(iv)	endorse the interim certificate(s) representing the Sale Shares and hand them over to the Purchaser;
(v)	take over and accept any documents and agreements to be delivered by Purchaser to Sellers at Closing;
(vi)	deliver the Disclosure Letter (if any) to Purchaser;
(vii)	execute and deliver the Closing Memorandum (including any waiver) and a Closing Confirmation at Closing; and
(viii)	grant subpower of attorney.

provided, however, that

(A)

the Authorized Person shall be under no obligation to exercise any of such power of attorney and the rights granted thereunder and such exercise shall be within the Authorized Person’s sole discretion; provided, however, that if the Authorized Person elects not to exercise its power of attorney and the rights granted thereunder, each Seller shall remain fully liable for performance of its obligations under (i)-(vi) and

(B)	the Authorized Person’s liability towards the other Sellers shall be limited to willful misconduct and extreme gross negligence and shall exclude any consequential damages and lost profit and
(C)

such power of attorney and authorization can only be revoked by a respective Seller in person at Closing subject to such revoking Seller having notified Purchaser of such revocation by telefax (with a copy to Dr Robert Bachner, Esq. at +43 1 513 95 40 12 and Dr. Thomas Schirmer, Esq. at +43 1 534 80 8) by no later than 10am CET on the Closing Date,

10.2	Actions at Closing

On the Closing Date, Sellers and Purchaser shall undertake the actions set out below as part of a simultaneous transaction and it is understood that the transactions contemplated

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hereby has not been completed until all the actions set out below have been either completed or expressly waived together by Purchaser and ARDES:

10.2.1	Execution and Delivery of Shareholders’ Agreement Accession Letter

At Closing, Purchaser shall deliver a duly executed Shareholders’ Agreement Accession Letter,

10.2.2	Execution and Delivery of Escrow Agreement

At Closing, the Parties shall duly execute and deliver the Escrow Agreement.

10.2.3	Approval of the supervisory board

At Closing, Sellers shall hand over to Purchaser a resolution of the Company’s supervisory board approving all transfers of Shares contemplated hereunder.

10.2.4	Endorsement of Sale Shares

At Closing, simultaneous with payment of the First Installment pursuant to Clause 4 by Purchaser Sellers shall endorse (indossieren) the interim certificate(s) representing the Sale Shares for the benefit of, and deliver such certificates to, Purchaser.

10.2.5	Payment of First Installment

At the Closing, Purchaser shall deliver, or cause to be delivered, to each Seller, a copy of an irrevocable wiring instruction for transfer of the First Installment to Seller’s Account of such Seller and a confirmation in writing (by telefax or otherwise) of the bank having effected payment of the First Installment on behalf of Purchaser and/or to any Seller having elected (partial) payment in shares of Net1 Stock, the respective stock certificates representing the applicable number of shares of Net1 Stock prepared by Purchaser’s transfer agent.

10.2.6	Execution and Delivery of Instruction Notice

At Closing, the Sellers shall duly execute and deliver the Instruction Notice to Purchaser for delivery to the Company.

10.2.7	Execution and Delivery of Closing Memorandum and Closing Confirmation

At Closing, the Parties shall duly execute and deliver a Closing Memorandum in form and substance reasonably satisfactory to the Parties confirming satisfaction (or respective waiver) of all relevant closing conditions and a Closing Confirmation confirming performance of all actions to be undertaken at Closing and that Closing has occurred accordingly.

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10.2.8	Storing of Documents

Prior to or at Closing, the Parties will store a sealed box of documents that had been Formally Disclosed to Purchaser, its representatives or counsel in the course of the due diligence review with Dr. Harald Stefan, notary public in Krausegasse 5, 1110 Vienna, for a period of 27 months. In case a claim is being made by Purchaser for a breach of a Representation and Warranty and any Seller raises as a defense that a respective disclosure was made in the documents so stored then the notary shall be instructed to deliver notarized copies of the relevant documents to both Purchaser and such Seller.

11.	Confidentiality

The Parties understand and acknowledge that this Agreement and the transactions contemplated hereunder are confidential in nature, and each Party agrees to engage in all reasonable efforts to protect its confidentiality. This, however, shall not limit the Parties from making disclosures if and to the extent required by mandatory applicable laws, including but not limited to required disclosures pursuant to the rules and regulations of the United States Securities and Exchange Commission or the Nasdaq Stock Market, provided, however, that any Party that is under such obligation to disclose shall give the other Parties reasonable notice of such disclosure and the scope and extent thereof.

12.	Rescission and Termination

12.1	Except as provided for in this Clause 12, the Parties shall not be entitled to rescind or terminate this Agreement unless expressly agreed to between the Parties in writing.

12.2

If any Seller on the one hand or Purchaser on the other hand, fails or is unable to perform any of its material obligations required to be performed by it at Closing pursuant to Clause 10.2 or otherwise, any Seller (in the case of Purchaser’s failure or non- performance) and Purchaser (in the case of any Seller’s failure or non-performance) shall not be obliged to complete the sale and purchase of the Sale Shares and may, in their respective absolute discretion and without prejudice to any other remedies they may have, by written notice to the first mentioned Party at the time Closing would otherwise be due to take place:

(i)	terminate this Agreement; or
(ii)

elect to defer the Closing by not less than three (3) and not more than twenty (20) Business Days to such other date as it may specify in such notice, in which event the provisions of Clause 12.2(i) (but not this Clause 12.2(ii)) shall apply, mutatis mutandis, if any Seller on the one hand or Purchaser on the other hand, fails or is unable to perform any of their material obligations on such other date.

12.3

Purchaser may terminate this Agreement by written notice at or prior to the time Closing would otherwise be due to take place, without prejudice to the accrued rights and obligations of the Parties, upon a breach of any of Sellers’ Representation and Warranty in Clauses 5.1 and 5.2 or a breach of any of the covenants of a Seller contained in this

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Agreement which breach is material in any respect and in each case occurring prior to Closing.

12.4

Any Seller may terminate this Agreement by written notice at or prior to the time Closing would otherwise be due to take place, without prejudice to the accrued rights and obligations of the Parties, upon a breach of any of Purchaser’s Representation and Warranty or a breach of any of the covenants of Purchaser contained in this Agreement which breach is material in any respect and in each case occurring prior to Closing.

12.5	Any Party may terminate this Agreement by written notice at or prior to the time Closing would otherwise be due to take place, without prejudice to the accrued rights and obligations of the Parties:

(i)

if the Closing shall not have been consummated by 31 October 2008; provided, however, that the right to terminate this Agreement under this Clause 12.5 shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; or

(ii)

if a court of competent jurisdiction or other governmental entity shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing, unless the Party relying on such order, decree or ruling or other action has not complied in all material respects with its obligations under this Agreement.

12.6

In the event of termination of this Agreement as provided in this Clause 12, there shall be no liability or obligation on the part of any Party or its respective officers, directors, or stockholders, except to the extent that such termination results from the willful breach by a Party of any of its representations, warranties or covenants set forth in this Agreement; provided, however, that the provisions of Clauses 11 (Confidentiality), 13 (Notices and Communication), 14 (Governing Law and Jurisdiction) and 15 (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement.

13.	Notices and Communication

Any notice or other communication to be given by a Seller to Purchaser or vice versa under or in connection with this Agreement shall be in the English language and in writing signed by or on behalf of the Party giving it. It shall be served by sending it by fax to the number set out in this Clause 13, or delivering it by hand to the address set out in this Clause 13 and in each case marked for the attention of the relevant Party set out in this Clause 13 (or as otherwise notified from time to time in accordance with the provisions of this Clause 13).

All notices and other communications shall, if made via facsimile, deemed to be given on the date that appears on the sender’s confirmation line or similar electronically generated evidence of dispatch of sender’s facsimile device (subject to such evidence also

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evidencing successful sending of the message) and, if made in writing, deemed to be given upon delivery personally.

The addresses and fax numbers of Purchaser for the purpose of this Agreement are as follows:

Net 1 UEPS Technologies, Inc.
4th Floor, President Place
Cnr. Jan Smuts Ave & Bolton Rd
Rosebank, Johannesburg
Parklands 2121
Republic of South Africa
Attn: Herman Kotze
Fax: +27 (11) 343 2172

The addresses and fax numbers of Sellers for the purpose of this Agreement are as set out on the respective signature pages of Sellers.

Any Party may change its address and fax number for notice by not less than five Business Days’ written notice given to the other Parties in accordance with this Clause 13.

14.	Governing Law and Jurisdiction

14.1	Governing Law

This Agreement and the relationship between the Parties shall be governed by, and interpreted in accordance with Austrian law.

14.2	Jurisdiction

All disputes arising out of this Agreement or related to its violation, termination or nullity shall be finally settled under the Rules of Arbitration and Conciliation of the International Arbitral Centre of the Austrian Federal Economic Chamber in Vienna (Vienna Rules) by one arbitrator appointed in accordance with these Rules. Place of arbitration shall be Vienna. The proceedings shall be conducted in English and shall be confidential; provided however, that nothing contained in this Clause 14.2 shall limit the Parties from making disclosures if and to the extent required by mandatory applicable laws, including but not limited to required disclosures pursuant to the rules and regulations of the United States Securities and Exchange Commission or the Nasdaq Stock Market, provided, however, that any Party that is under such obligation to disclose shall give the other Parties reasonable notice of such disclosure and the scope and extent thereof.

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15.	Miscellaneous

15.1	Advisory Fees

Each Party shall pay the fees and expenses incurred by it in respect of legal, tax and other advice in connection with, or in anticipation of the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby.

15.2	Entire Agreement

This Agreement represents the entire agreement between the Parties. The Parties acknowledge and agree that this Agreement supersedes and replaces all correspondence, arrangements and agreements between the Parties entered into prior to the Agreement Date in relation to the subject matter of this Agreement.

15.3	Written Form

No amendment modification, alteration or variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Parties to it.

15.4	Severability

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions. If any provisions of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (A) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (B) the remainder of this Agreement and the application of such provision to other Persons, or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

15.5	Assignment

This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party without the prior written consent of the other party or parties. Any attempted assignment in violation of this Clause 15.5 shall be void. Notwithstanding the foregoing, Purchaser may assign its rights and delegate (but not assign) its obligations (other than the obligations with respect to any shares of Net1 Stock to be issued to Sellers, which shall remain an obligation of Net1) hereunder to any of its Affiliates without prior approval of the Seller. The parties acknowledge that such assignment of rights will not affect any of their rights and obligations under this Agreement and such delegation of obligations will not affect in any way Purchaser remaining fully liable for the performance of all of its (delegated) obligations hereunder and, in particular, must not and shall not affect the right of Seller to set off any claim or receivable it may have against Purchaser or such Affiliate, respectively, against the respective other party to such assignment (i.e. Purchaser or Affiliate). Without limiting

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the generality of the foregoing, as a consequence of such assignment, the assignee shall be deemed to be in the same position as Purchaser hereunder as if it has originally entered in to this Agreement as Purchaser.

15.6	Counterparts

This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Remainder of page intentionally left blank. Signature pages follow.]

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In witness whereof the Parties have each duly executed and delivered this Agreement on the dates set out below.

Net 1 UEPS Technologies, Inc.

By: /s/ Herman Kotzé
       Name: Herman Kotzé
       Title: Chief Financial Officer

ARDES Netherlands B.V.

By: Tradman Netherlands B.V.
in its capacity as managing director

       /s/ J. M. Jonkers
       Name: J.M. Jonkers

       /s/ G.J. van Spall
       Name: G.J. van Spall

Thomas Bogdanowicz

By: /s/ Thomas Bogdanowicz
       Name: Thomas Bogdanowicz

Dipl. Ing. Leonid Delberg

By:  /s/ Dipl. Ing. Leonid Delberg
       Name: Dipl. Ing. Leonid Delberg

M. Schweger Privatstiftung

By:  /s/ M. Schweger Privatstiftung
       Name: M. Schweger Privatstiftung

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TB Privatstiftung

By:  /s/ Gerhard Schilcher
        Name: Gerhard Schilcher
        Title: Board Member

R.I.-Privatstiftung

By:  /s/ Dr. Sergey Konkin
        Name: Dr. Sergey Konkin
        Title: President of the Board

Berndorf Aktiengesellschaft

By:   /s/ Peter Pichler
        Name: Peter Pichler
        Title: CEO

By:  /s/ Illegible
        Name: Illegible

VCH Beteiligungs GmbH

By:  /s/ Gertrude Apfl
        Name: Gertrude Apfl
        Title: Managing Director